Exhibit 10.32

Tessera, Inc.

Consulting Agreement

October 31, 2001

Al Joseph

301 W. El Camino Way

Palm Springs CA 92264

VIA FEDERAL EXPRESS

Dear Al:

1. TESSERA, INC. (hereinafter “Tessera” or the “Company”), a Delaware corporation, having a principal place of business at 3099 Orchard Drive, San Jose, California 95134, wishes to obtain your services as an independent consultant/contractor (hereinafter “Consultant”, “you” or “you”) on projects agreed upon by you or to be assigned by the Company (hereinafter the “Projects”), and you as an independent contractor desire to offer your services to the Company and accept the assignment to complete such Projects. The initial Projects are briefly outlined in Exhibit A attached hereto. This letter shall constitute an agreement (the “Agreement”) between you and the Company, and contains all the terms and conditions relating to the services that you provide.

2. Either you or the Company may terminate this Agreement at any time, with or without good cause, and with or without notice. However, for prudent business reasons, it is expected that either party will give at least one week (5 working days) notice for termination of this Agreement, except for the termination that is due to poor performance, inability to complete Projects, and/or unfeasibility of Projects.

3. As consideration for your services, you will be paid as set forth in Exhibit A attached hereto for actual work performed on Projects. Fees for future projects will be set forth in an amendment to this Agreement or in future agreements for such future projects.

4. According to the nature of Projects, you may be reimbursed for reasonable travel and other out-of-pocket expenses actually incurred by you in connection with your services under this Agreement, provided that you must obtain prior approval of the Company’s Chief Executive Officer for such expenses, and provided that you submit proper receipts for reimbursement. Reimbursement will not be allowed for expenses incurred without prior approval.

5. Your relationship with the Company shall be that of an independent contractor; and both parties agree and understand that it is not an employment relationship. You will not be eligible for any employee benefits, nor will the Company make deductions from payments made to you for taxes, which shall be your sole responsibility as an independent contractor. In this regard, you hereby represent and confirm to the Company that you act as an independent contractor and that you will pay all taxes, including federal, state and local income taxes, FICA, Medicare contributions, disability, and others.

6. As an independent contractor, you shall have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the express prior written authorization of the Company. Such authorization must be signed by a Company officer or by the Chief Financial Officer. In addition, as an independent contractor, you may establish your own work schedule, consistent with the needs of Projects. You may determine the location where you perform services under this Agreement, consistent with the timeliness and cost-effectiveness of completing Projects. If you desire to perform some part of the services on the Company’s premises, Company will make the appropriate arrangements to accommodate such needs. At times that you may work in the Company’s premises and use Company’s furniture and equipment to facilitate the completion of Projects, such should not be construed as a condition for employment as an employee.

7. You and the Company acknowledge that your services will be requested on a project-by-project basis and that no continuing relationship is created by this Agreement.

8. The Company has selected you to provide consulting services based upon your experience and expertise and, accordingly, does not anticipate providing you with training or detailed instructions on all aspects of performing such services.

9. You confirm that you are doing business as an independent contractor and that the Tax Identification Number given by you hereunder is the correct I.D. for tax reporting purpose. In addition, you hereby represent and confirm that you will carry your own worker compensation insurance and other liability insurance coverages as an independent contractor and that the Company is not responsible for such liability and insurance.

10. You shall keep in confidence and shall not disclose or make available to third parties or make any use of any information or documents relating to your services under this Agreement or to the products, methods of manufacture, trade secrets, processes, business practices, vendor or customer lists, or confidential or proprietary information of the Company (other than information already in the public domain), except with the prior written consent of the Company. You recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree that you owe the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in connection with the Projects consistent with the Company’s agreement with such third party. Upon termination of this Agreement you will return to the Company all documents, or other materials related to the services provided hereunder or furnished to you by the Company. Your obligations under this Section 10 shall survive termination of this Agreement.

11. As an independent contractor, you will have all the necessary expertise of your own to complete Projects. You agree and represent that you will not use, copy, or otherwise incorporate any proprietary information of third parties to complete Projects. The Company will not authorize the use of third parties’ confidential and proprietary information.

12. You shall promptly disclose and hereby transfer and assign to the Company all right, title and interest to all techniques, methods, processes, formulae, improvements, inventions and discoveries (collectively, the “Inventions”) made or conceived or reduced to practice by you, solely or jointly with others, in the course of providing services hereunder or with the use of materials or facilities of the Company during the period of this Agreement or which relate to the Company’s business or its actual or demonstrably anticipated research or development (except as otherwise provided below) and agree that the Inventions are the sole property of the Company. When requested by the Company you will make available to the Company all notes, drawings, data and other information relating to the Inventions. You will promptly sign any document (including U.S. and Foreign Patent Assignments) requested by the Company related to the above assignment of the Inventions. Any Inventions that constitute copyrightable subject matter shall be considered “works made for hire” as that term is defined in the United States Copyright Act. You agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the above any copyrights, patents, mask work rights or other intellectual property rights relating to the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to the Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. You agree that if the Company is unable because of your unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure your signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering any Inventions assigned to the Company above, then you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, to act for and in your behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by you. This Agreement does not apply to Inventions which were made prior to the date of this Agreement and which are listed, if any in Exhibit B attached hereto.

13. You agree that if in the course of working on Projects you incorporate into any invention, improvement, development, concept, discovery or other proprietary information owned by you or in which you have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection therewith.

14. The Company understands that you do not presently perform or intend to perform, during the term of this Agreement, consulting or other services for companies whose business or proposed businesses in any way involve the design or use of products that would be competitive with the products or proposed products of the Company (except for the companies, if any, listed in Exhibit C attached hereto.) If, however, you decide to do so within the consulting period of this Agreement, you agree to notify the Company in writing in advance (specifying the organization with which you propose to consult) and provide general, but not confidential, information sufficient to allow the Company to determine if such consulting would conflict with areas of interest to the Company or further services which the Company might request of you pursuant to this Agreement. This provision does not restrict you from providing consulting services to companies whose businesses do no involve the design or use of such competitive products. or conflict with the Company’s other business activities.

15. Any amendment to this Agreement must be in writing signed by you and the Company.

16. All notices, requests or other communications called for by this Agreement shall be deemed to have been given if made in writing and mailed, postage prepaid, if to you at the address set forth above and if to the Company at the principal office shown above, or to such other addresses as either party shall specify to the other.

17. The validity, performance and construction of this Agreement shall be governed by the laws of the State of California.

18. You agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth herein. Accordingly, you agree that if you breach any of the covenants set forth herein, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. You further agree that no bond or other security shall be required in obtaining such equitable relief; and you hereby consent to the issuances of such injunction and to the ordering of such specific performance.

19. This Agreement is the entire agreement of the parties and supersedes any prior agreements, whether verbal or written, whether express or implied, between them with respect to the subject matter hereof.

If this Agreement is satisfactory and acceptable to you, please execute and return one copy to us, retaining the second copy for your file.

Yours very truly,

COMPANY		AGREED AND ACCEPTED:

By:
	Michael Forman	Signature

Title:		Al Joseph

Print Name

Its:	Chief Financial Officer	Tax I.D.	###-##-####

EXHIBIT A

DESCRIPTION OF INITIAL CONSULTING PROJECTS

AND COMPENSATION

Projects:

Scope. Consultant will provide business development and strategic planning advice and assistance at the direction of the Chief Executive Officer, including such services relating to the following markets:

•	government research and development contracts;

•	semiconductor and wireless opportunities.

Schedule and Work Site. Consultant will devote an average of one (1) day per week in the performance of all of the foregoing tasks. As requested by Tessera, Consultant will perform the Projects either at the Tessera facility in San Jose (“on-site”), Consultant’s office, or at other locations.

This Agreement shall be retroactive. The period of performance of this Agreement shall begin on June 1, 2001 (“Effective Date”) and continue until June 1, 2004.

Compensation:

The Company will grant to you an option under the Company’s 1999 Stock Plan to purchase 324,000 shares of the Company’s Common Stock at a price per share of $2.10. Your stock options will vest as follows: 9,000 shares will vest at the end of each month during the period of the Agreement.

If this Agreement is terminated without cause by the Company prior to its expiration date of June 1, 2004, stock options scheduled to vest during the twelve (12) month period after your termination date will be accelerated; if such termination date is less than one year prior to June 1, 2004, the balance of unvested options will be accelerated.

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